                                                                  exhibit (e)(8)

                                LANDS' END, INC.

                       EXECUTIVE RETENTION PLAN - GROUP A

          1. Identification of the Plan.

          1.1. Title. The Plan described herein shall be known as the "Executive Retention Plan - Group A" of Lands' End, Inc. (the "Company") and is referred to herein as the "Plan." The Plan is hereby established as of May 12, 2002 (the "Effective Date").

          1.2. Purpose. The Board of Directors of the Company (the "Board") believes it is in the best interest of the Company to provide incentives to its executives in order to retain them prior to and following a change in control. The Plan will provide additional means for the Company to retain qualified individuals as full-time employees by providing retention and severance benefits as provided herein, which will furnish such executives with an additional incentive to continue to work for and contribute to the growth and success of the Company prior to and following a change in control.

          2. Administration of the Plan.

          2.1. Committee's Membership and Powers. The Plan will be administered by a committee (the "Committee") of the Board or its successor consisting of two or more members of the Board, as the Board may designate from time to time; provided that unless otherwise designated by the Board, the Committee shall be the Compensation Committee of the Board. All questions of interpretation of the Plan shall be determined by the Committee, and such determination shall be final and binding upon all persons having an interest in the Plan. Notwithstanding any other provision herein to the contrary, the Committee shall have no authority, discretion or power to select the executives who will participate in the Plan, to determine the amount of benefits under the Plan or the time at which executives are granted participation in the Plan, or to alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan.

          2.2. Indemnification. Service on the Committee shall constitute service as a Director so that members of the Committee shall be entitled to indemnification and reimbursement as Directors to the full extent provided for at any time by law, the Company's Certificate of Incorporation, the Company's By-Laws and in any insurance policy or other agreement intended for the benefit of the Directors.

          3. Plan Participants. The executives of the Company designated by the Board shall be entitled to participate in the Plan and are referred to herein as "participants" or collectively as "Eligible Executives."

          4. Terms and Conditions of Retention and Severance Benefits.

          4.1. Retention Bonus.

          (a) If any Eligible Executive is employed by the Company upon the occurrence of a Sale of the Company and remains continuously employed by the

     Company after such Sale of the Company through the first anniversary of such Sale of the Company, then such Eligible Executive shall be entitled to receive a payment in the amount (the "Retention Bonus") equal to the product of (i) such Eligible Executive's annual base salary in effect on the Effective Date multiplied by (ii) 0.5; provided that each such Eligible Executive shall be entitled to the Retention Bonus as contemplated hereby in the event that he or she is terminated without Cause, resigns with Good Reason, dies or becomes Disabled (as defined in the Company's long-term disability plan) after the occurrence of the Sale of the Company and prior to or on such anniversary date. The Company shall pay the Retention Bonus to each Eligible Executive who is entitled to such Retention Bonus as soon as practicable following the first anniversary of the Sale of the Company; provided that if an Eligible Executive is terminated without Cause, resigns with Good Reason, dies or becomes Disabled after a Sale of the Company but prior to such anniversary date, the Retention Bonus shall be paid to such Eligible Executive as soon as practicable after such event.

          (b) For purposes hereof, a "Sale of the Company" shall be deemed to occur only upon (i) a sale of the business of the Company substantially as an entirety to any person or group, whether by means of an asset sale, a stock sale, a merger or otherwise, or (ii) the beneficial ownership by any person or group other than Gary Comer (the "Controlling Stockholder"), any family member, descendant or affiliate of the Controlling Stockholder and any trust or estate for his or their benefit (collectively, the "Comer Group") of an amount of the Company's common stock that is both (A) more than 35% of the Company's common stock and (B) a greater percentage of the Company's common stock than is at that time beneficially owned by the Comer Group; provided, however that a transfer of stock between or among members of the Comer Group shall not be deemed to constitute a "Sale of the Company"; provided further that, notwithstanding the foregoing, with respect to any transaction that contemplates the acquisition of 100% of the outstanding common stock of the Company by means of a tender offer followed by a merger, (i) the consummation of such tender offer shall not constitute a "Sale of the Company" hereunder, (ii) the consummation of such merger shall constitute a "Sale of the Company" hereunder, and (iii) any amounts that would become payable by the Company in respect of the consummation of such tender offer shall instead be paid upon the consummation of such merger.

          4.2. Severance Payments.

          (a) If any Eligible Executive's employment is terminated by the Company without Cause or if any Eligible Executive resigns with Good Reason, in each case after the occurrence of a Sale of the Company and prior to the second anniversary of the Sale of the Company, then such Eligible Executive shall thereupon cease to have any rights to salary, benefits or incentive awards (including without limitation any incentive award for the fiscal year in which the termination occurs or otherwise), except that: (x) the Company shall use its commercially reasonable efforts so that, during the period of salary continuation, such Eligible Executive may participate, at the same cost and expense as other similarly situated executives of the Company, in the Company's health and medical insurance policies, as such may be in effect from time to time, with benefits comparable to benefits provided to similarly situated executives of the Company, and
     (y) such Eligible Executive shall be entitled to receive:

          (i) salary at an annual rate equal to his or her annual base salary in effect on the Effective Date or such higher rate as in effect at any time thereafter (such Eligible Executive's "Annual Base Salary") through the date of termination;

          (ii) any bonus earned by such Eligible Executive under the Company's Annual Incentive Plan with respect to the previous fiscal year, but which has not theretofore been paid;

         (iii) a pro rata portion (based on the actual number of days served in the fiscal year of termination as compared to the total number of days in such fiscal year) of (A) 140% of the Executive's Target Bonus if separation occurs in fiscal year 2003, or (B) 100% of Target if separation occurs in a subsequent fiscal year, within 30 days after the date of such termination;

          (iv) salary continuation equal to Executive's Annual Base Salary plus
               (A) 140% of the Executive's Target Bonus if separation occurs in fiscal year 2003, or (B) 100% of Target if separation occurs in a subsequent fiscal year. This amount will be paid out over a 12-month period in accordance with the normal payroll cycle of the Company but in no case less frequently than monthly;

          (v) all other rights and benefits in which such Eligible Executive is vested or entitled to by law as of the termination; and

          (vi) payment with respect to unused vacation time in accordance with the Company's policy.

          (b) For purposes of this Plan, "Cause" means: (i) Eligible Executive is convicted of a felony; (ii) in the course of carrying out his or her duties to the Company or its successor in the event of a Sale of the Company, Eligible Executive engages in conduct that constitutes willful dishonesty, moral turpitude, knowing violation of law (other than any violation of law committed in good faith by the Eligible Executive and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and with respect to which he or she had reasonable cause to believe his or her conduct was lawful at the time the action was taken), willful refusal to carry out reasonable lawful directions from the Executive's superiors, gross neglect of duties or willful gross misconduct; provided, in each case described in this clause (ii), that the CEO of the Company or its successor in the event of a Sale of the Company determines in good faith that such conduct has resulted or is likely to result in material harm to the Company; or (iii) any other breach by Eligible Executive of this Agreement which is material and which is not cured within 30 days after written notice thereof to Eligible Executive from the Company. There shall be no termination for Cause without Eligible Executive's first being given written notice describing in detail the grounds on which the proposed termination is based and a reasonable opportunity to be heard and, if circumstances permit, to cure.

          (c) For purposes of this Plan, "Good Reason" means the occurrence of any of the following events without the written consent of the applicable Eligible Executive: (i) a material diminution of such Eligible Executive's duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with such Eligible Executive's position with the Company as of the Effective Date (the "Current Position"), other than any such authorities, duties or responsibilities assigned at any time after the Effective Date which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; provided that the occurrence of a Sale of the Company in and of itself and the impact thereof on such Eligible Executive or a change in reporting relationship or title as a result of the Sale of the Company (including without limitation, if applicable, the impact of the cessation of the status of the Company as a public reporting and NYSE listed company) shall not be deemed to constitute "Good Reason" under this clause (i); (ii) the Company's requiring such Eligible Executive to be based at a location which is 50 or more miles from such Eligible Executive's principal office location on the date hereof; and
     (iii) a reduction by the Company in such Eligible Executive's base compensation or a material reduction in his or her employee benefits or perquisites, other than any such reduction that is made in connection with proportionate reductions for similarly situated executives. An Eligible Executive shall give written notice to the Board of his or her intention to terminate for Good Reason, such notice to describe in detail the grounds on which the proposed termination is based. The Company shall have 30 days after the date that such written notice has been given to the Board in which to cure such grounds.

          (d) For purposes of this Plan, "Target Bonus" shall mean an amount equal to 100% of an Eligible Executive's target performance level (as established by the Compensation Committee or its successor at the beginning of such fiscal year) under the Company's Annual Incentive Plan for the fiscal year in which a termination of employment occurs.

          5. Tax Matters. In the event an Eligible Executive incurs (through withholding or otherwise) any excise tax ("Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on "excess parachute payments" made by the Company in connection with the consummation of a change in control transaction, then the Company shall pay such Eligible Executive, prior to the time any such Excise Tax is payable, an additional amount (the "Gross Up Amount") which, after the imposition of all income and excise taxes thereon, is sufficient to put such Eligible Executive in the same after-tax position as such Eligible Executive would have been had such Eligible Executive not been subject to any such Excise Tax; provided however, that if such Eligible Executive would receive parachute payments (as defined in Section 280G of the Code) in connection with the consummation of a change in control transaction, and the net after-tax benefit of receiving such parachute payments plus the Gross Up Amount would be less than 125% of the net-after-tax benefit that such Eligible Executive would receive if the amount of such parachute payments were reduced so that no Excise Tax were owing, then no Gross Up Amount shall be paid to such Eligible Executive and the cash portion of any parachute payments made to such Eligible Executive shall be reduced so that no Excise Tax shall be owed.

          For purposes of this Section 5, the net-after-tax benefit of payments shall be determined by assuming that each Eligible Executive is subject to the highest federal marginal tax rate, the highest marginal rate of taxation in the state and locality of such Eligible Executive's primary place of business and by assuming that state and local tax payments are deductible by such Eligible Executive for federal income tax purposes at the highest marginal rate. In the event the Internal Revenue Service adjusts the computation of the Company under
Section 5, the Company shall reimburse such Eligible Executive or such Eligible Executive shall return payment to the Company to the extent necessary to achieve the purpose of Section 5.

          6. General Provisions.

          6.1. Withholding of Taxes. The Company shall be entitled, if the Chief Financial Officer (or any other financial officer designated by the Committee) considers it necessary or desirable, to withhold (or secure payment from the participant in lieu of withholding) the amount of any withholding or other payment required of the Company under the tax withholding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), any State income tax act or any other applicable law with respect to any benefits provided under this Plan.

          6.2. Contract Rights; No Rights to Employment Conferred. This Plan shall be deemed to provide to each participant a contract right to the benefits hereunder, as though the Company had entered into an agreement with such participant on the terms and conditions contained herein. However, nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate the employment of a participant at any time, with or without Cause, nor confer upon a participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation.

          6.3. No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee or any other person in the interpretation of the terms of the Plan or any rule or procedure established by the Committee.

          6.4. Successors. This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

          6.5. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the invalid provisions had never been set forth herein.

          6.6. Amendment. The Board or its successors may amend the Plan at any time and from time to time, in its sole discretion, but no amendment shall impair a participant's rights with respect to any benefits under the Plan.

          6.7. Legal Fees. The Company shall be entitled to enforce its rights under this Plan specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor; provided that the Company shall reimburse any Eligible Executive for all reasonable attorney's fees incurred by such Eligible Executive in enforcing his or her rights hereunder after a Sale of the Company should such Eligible Executive prevail.